Exhibit 99.1

Company Sees Possible Access to AmnioStemTM for Cancer Patients under “Right to Try” Law

PHOENIX, July 6, 2018 /PRNewswire/ – Creative Medical Technology Holdings, Inc. (CELZ) announced today initiation of a program aimed at treating cancer associated wasting, through the in-licensing of patent application #15/814284 entitled “Treatment of Cachexia Using Stem Cells and Products Thereof”.

Recently the Company announced data that the AmnioStem™ stem cell was superior to other stem cell types at reducing inflammatory mediators, including TNF-alpha1. It is well known that inflammatory mediators generated by cancer have a pivotal contribution to cancer associated weight loss, formally termed “cachexia”. The Company believes that through suppression of inflammatory mediators, as well as direct anticancer effect of amniotic fluid stem cells2,3 that AmnioStem™ may provide value in the treatment of advanced cancer patients.

Cachexia is a very severe complication of cancer: weight loss during treatment is associated with more side effects of chemotherapy, fewer cycles of chemotherapy, a lower response to therapy, and even decreased survival. It is estimated that more than 20% of cancer patients die due to cachexia, and more than 50% of patients die with cachexia4.

“One of the most horrific aspects of having cancer is associated cachexia, which to date is not a major focus of research for the Pharmaceutical and Biotechnology industry. I strongly support the innovative approach that Creative Medical Technology Holdings is taking at dealing with this terrible condition,” said Santosh Kesari, MD, PhD Chair and Professor of Department of Translational Neurosciences and Neurotherapeutics at Pacific Neuroscience Institute and John Wayne Cancer Institute at Providence Saint John’s Health Center in Santa Monica, CA.

“We are confident that once we have completed Phase I clinical trials to demonstrate human safety of this cell, we will be well positioned to allow access to end stage cancer patients under the Right to Try law,” said Thomas Ichim, Ph.D, Chief Scientific Officer and Cofounder of Creative Medical Technology Holdings.

On May 30th, 2018 President Trump signed the Right to Try law, which allows access to experimental medicines to patients suffering from end stage conditions for which no effective treatment is available. After signing the law, President Trump said the following, “With the Right to Try law I’m signing today, patients with life-threatening illnesses will finally have access to experimental treatments that could improve or even cure their conditions. These are experimental treatments and products that have shown great promise, and we weren’t able to use them before. Now we can use them. And oftentimes they’re going to be very successful. It’s an incredible thing.”

“I am very excited at the prospect of utilizing our patented AmnioStem™ technology to approach the terrible problem of cancer cachexia from a completely novel angle. This approach, if successful, will buy cancer patients time, time which could bridge them to new therapies and thus give them a new lease on life,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings.

[1]	https://www.medicaldevice-network.com/news/creative-medical-technology-holdings-reveals-stem-cell-product-success/
[2]	Ghafarzadeh et al. Human amniotic fluid derived mesenchymal stem cells cause an anti-cancer effect on breast cancer cell line in vitro. Cell Mol Biol (Noisy-le-grand). 2016 May 30;62(6):102-6. https://www.ncbi.nlm.nih.gov/pubmed/27262812
[3]	Kang et al. Potential antitumor therapeutic strategies of human amniotic membrane and amniotic fluid-derived stem cells. Cancer Gene Ther. 2012 Aug;19(8):517-22 https://www.nature.com/articles/cgt201230
[4]	http://www.cancercachexia.com/how-serious-is-cancer-cachexia

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.